Exhibit 99.2

Integer Holdings Corporation Reports First Quarter 2018 Results

~ Strong 1Q18 Growth in Sales, Profit, and Cash Flow ~
~ Announces Planned Divestiture of Advanced Surgical and Orthopedics Product Lines for $600 million ~
~ Increases 2018 Outlook for Sales, Profit, and Cash Flow ~

FRISCO, Texas, May 03, 2018 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three months ended March 30, 2018.

First Quarter 2018 Highlights

  Sales of $382 million, an increase of 10.5% reported, 8.8% organic versus prior year.
  GAAP Net Income increased $12 million to $8 million, Non-GAAP increased $7 million to $20 million.
  Adjusted EBITDA increased 7% to $69 million.
  GAAP Diluted EPS increased $0.39 to $0.25 per share, Non-GAAP increased $0.20 to $0.61 per share.
  Unfavorable $0.03 from foreign currency losses in GAAP & Non-GAAP EPS.
  Paid down $50 million of debt as Cash Flow from Operating Activities grew 19% to $46 million.
  Increasing 2018 Sales outlook by $20 million, Adjusted EBITDA by $5 million and Adjusted EPS by $0.05 per share.

Announces Planned Divestiture of Advanced Surgical and Orthopedics Product Lines for $600 million

  Signed Agreement on May 3, 2018 to sell AS&O Product Lines to MedPlast, LLC for $600 million.
  MedPlast, LLC to receive ~$400 million in sales (2017 basis); Integer sales reduced by ~$350 million (2017 basis) after entering into long-term supply agreement with MedPlast, LLC. Expect to close in 3Q18.
  Combination of MedPlast, LLC and Integer’s AS&O product lines creates a market leader in Advanced Surgical and Orthopedics that will be one of the largest MDO’s serving this market.
  Divestiture creates a higher margin and more profitable Integer after use of proceeds for debt repayment. The significant deleveraging creates financial flexibility to invest more aggressively to drive growth in Integer’s market leadership positions in Cardio & Vascular and Cardiac & Neuromodulation.

Executing Operational Strategy for Accelerated Growth

  Developing and implementing multi-year roadmap for Six Strategic Imperatives.
  Defining “Excellence” for each imperative and aligning resources and compensation to achievement.

“Integer delivered another quarter of high single digit sales growth with even stronger net income and cash flow growth, which enabled significant debt repayment during the quarter,” said Joseph Dziedzic, Integer’s president and chief executive officer. “Our current growth trajectory supports our increased sales, profit and cash flow outlook for 2018.”

“We also announced today the planned sale of our Advanced Surgical and Orthopedics product lines to MedPlast, LLC for $600 million,” continued Mr. Dziedzic. “During our strategic review last year, we identified the opportunity to unlock significant value for Integer shareholders through the divestiture of our AS&O product line to a market leader like MedPlast, LLC. The synergies from this combination include increased innovation, manufacturing capability, and scale, which is reflected in the sale price.”

“After completing the sale and paying down debt with the proceeds, we expect Integer to be a higher margin business with increased net earnings, higher returns on invested capital, debt leverage below four times, and cash flows similar to those prior to the divestiture,” concluded Mr. Dziedzic. “Looking forward, Integer has clear market leadership positions in our remaining product lines, with differentiated technology and increased financial flexibility to invest more aggressively to grow. We are now better positioned to deliver on our objectives of sales growth above the market, profit growth two times sales growth, and to earn a valuation premium.”

2018 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)(c)
	As Reported	Growth	Adjusted	Growth
Sales	$1,510 to $1,550	3% to 6%	$1,510 to $1,550	3% to 6%
Net Income	$50 to $60	(25%) to (10%)	$103 to $113	14% to 25%
EBITDA	N/A	N/A	$310 to $320	9% to 12%
Earnings per Diluted Share	$1.55 to $1.85	(26%) to (11%)	$3.20 to $3.50	14% to 25%

(a)	Integer’s 2018 Outlook does not reflect the potential impact of the planned divestiture of the Advanced Surgical and Orthopedics product lines that was announced on May 3, 2018.

(b)	Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted Net Income, Adjusted Earnings per Diluted Share and Adjusted EBITDA, included in our “2018 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from this non-GAAP financial measure.

(c)	Adjusted Net Income and EPS for 2018 is expected to consist of GAAP Net Income and EPS, excluding items such as intangible amortization, IP-related litigation costs, consolidation and realignment costs, asset disposition and write-down charges, and loss on extinguishment of debt totaling approximately $63 million. The after-tax impact of these items is estimated to be approximately $50 million, or approximately $1.54 per diluted share. Additionally, Adjusted Net Income and EPS is expected to exclude the estimated impact relating to our disallowed deduction of the Global Intangible Low-Taxed Income (“GILTI”) tax, as mandated by the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”). This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. net operating losses (“NOLs”), and will be eliminated once the Company’s U.S. NOLs are fully utilized, which is expected to be in approximately three to five years. This adjustment makes our Adjusted Diluted EPS more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

Adjusted EBITDA is expected to consist of Adjusted Net Income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $207 million.

Summary of Financial and Product Line Results
(dollars in thousands, except per share data)

	Three Months Ended
GAAP	March 30, 2018	March 31, 2017	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$138,348	$125,108	10.6%	9.4%
Cardiac & Neuromodulation	108,910	103,813	4.9%	4.9%
Advanced Surgical, Orthopedics & Portable Medical	121,775	105,146	15.8%	11.5%
Total Medical Sales	369,033	334,067	10.5%	8.7%
Non-Medical Sales	12,712	11,346	12.0%	12.0%
Total Sales	$381,745	$345,413	10.5%	8.8%

Net income	$8,118	$(4,339)	NM
Earnings (Loss) per Diluted Share	$0.25	$(0.14)	NM

(a)	Organic Growth for sales is a Non-GAAP measure, which excludes the impact of foreign currency exchange. Refer to Table C at the end of this release for a reconciliation of these amounts.

(NM)	Calculated change not meaningful.

	Three Months Ended
Non-GAAP(a)	March 30, 2018	March 31, 2017	QTD Change	Organic Growth(b)
Adjusted EBITDA	$68,834	$64,256	7.1%	6.8%
Adjusted Net Income	$19,716	$12,913	52.7%	48.2%
Adjusted Diluted EPS	$0.61	$0.41	48.8%	45.5%

(a)	Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

(b)	Organic Growth for Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are Non-GAAP measures which exclude the foreign currency exchange impact reported in other loss, net and are primarily non-cash. Refer to Table D at the end of this release for a reconciliation of these amounts.

Discussion of First Quarter Financial Results

  Medical segment sales grew on a reported and organic basis driven by strong demand for Integer-owned and contract manufactured products in the Cardio & Vascular product line and strength in the Advanced Surgical, Orthopedics and Portable Medical product line, primarily driven by continued organic growth in spinal implants, ramping of new products and support of a customer inventory build program. Strong Neuromodulation demand and the resolution of a prior year supply constraint drove solid growth in the Cardiac & Neuromodulation product line.
  Non-Medical segment sales grew on a reported and organic basis as a result of new business wins.
  GAAP profitability metrics improved year-over-year primarily due to higher sales, the completion of spending on integration activities, lower interest expense and a net gain on investments, partially offset by higher incentive compensation costs.
  GAAP and Non-GAAP profitability metrics reflect solid sales growth across all product lines, partially offset by higher incentive compensation costs.
  Net cash from operating activities improved year-over-year primarily due to improved operating performance, reduced spend on other operating expenses, and improved use of cash, which enabled $50 million of debt pay down during the quarter, versus $29 million in the first quarter of 2017.

Conference Call Information
The Company will host a conference call on Thursday, May 3, 2018, at 5:00 p.m. ET to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (866) 393-4306 (U.S.) or (734) 385-2616 (outside U.S.) and the conference ID is 3567829. The call will be archived on the Company’s website.  A slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

About Integer™
Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Contact Information
Amy Wakeham
VP, Investor Relations
(214) 618-4978
IR@integer.net

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted net income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and organic growth rates. Adjusted net income and adjusted earnings per diluted share consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets including inventory step-up amortization, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain (loss) on cost and equity method investments, (ix) extinguishment of debt charges, (x) the income tax (benefit) related to these adjustments and (xi) certain tax items that are outside the normal provision for the period. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding.  Adjusted EBITDA consists of GAAP net income (loss) plus (i) the same adjustments as listed above except for items (x) and (xi), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments during the period. To calculate organic sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous period’s foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. Organic growth rates for Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net. We believe that the presentation of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, and organic growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

future sales, expenses, and profitability;

  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness, our inability to pay principal and interest on this high level of outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including foreign currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; enactment related and ongoing impacts related to the Tax Reform Act, including the GILTI tax; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC. In addition, the forward-looking statements in this release regarding the planned divestiture of our Advanced Surgical and Orthopedic product lines are subject to factors that could cause actual results to differ from such statements, including, without limitation, the need to satisfy closing conditions to such divestiture, the risk that such divestiture is delayed and the risk that the operation of the works council consultative process involving our Chaumont, France facility results in our inability to dispose of that facility in the divestiture on a timely basis or at all.  Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended
	March 30, 2018	March 31, 2017
Sales	$381,745	$345,413
Cost of sales	285,975	254,187
Gross profit	95,770	91,226
Operating expenses:
Selling, general and administrative expenses (SG&A)	41,238	39,499
Research, development and engineering costs	14,538	13,411
Other operating expenses (OOE)	5,277	11,771
Total operating expenses	61,053	64,681
Operating income	34,717	26,545
Interest expense	26,445	28,893
(Gain) loss on cost and equity method investments, net	(4,970)	398
Other loss, net	1,033	1,449
Income (loss) before income taxes	12,209	(4,195)
Provision for income taxes	4,091	144
Net income (loss)	$8,118	$(4,339)

Earnings (loss) per share:
Basic	$0.25	$(0.14)
Diluted	$0.25	$(0.14)

Weighted average shares outstanding:
Basic	31,902	31,016
Diluted	32,423	31,016

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	March 30, 2018	December 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$29,488	$44,096
Accounts receivable, net	242,218	242,456
Inventories	239,490	227,534
Refundable income taxes	494	37
Prepaid expenses and other current assets	17,071	17,786
Total current assets	528,761	531,909
Property, plant and equipment, net	367,664	370,375
Goodwill	995,200	990,238
Other intangible assets, net	914,398	920,393
Deferred income taxes	4,388	4,152
Other assets	36,647	31,278
Total assets	$2,847,058	$2,848,345
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$32,813	$30,469
Accounts payable	104,372	83,517
Income taxes payable	12,549	13,477
Accrued expenses	74,992	81,540
Total current liabilities	224,726	209,003
Long-term debt	1,528,944	1,578,696
Deferred income taxes	150,578	145,364
Other long-term liabilities	22,421	21,901
Total liabilities	1,926,669	1,954,964
Stockholders’ equity:
Common stock	32	32
Additional paid-in capital	673,106	669,756
Treasury stock	(5,964)	(4,654)
Retained earnings	184,186	176,068
Accumulated other comprehensive income	69,029	52,179
Total stockholders’ equity	920,389	893,381
Total liabilities and stockholders’ equity	$2,847,058	$2,848,345

Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Three Months Ended
	March 30, 2018	March 31, 2017
Cash flows from operating activities:
Net income (loss)	$8,118	$(4,339)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,334	24,606
Debt related charges included in interest expense	2,871	3,437
Stock-based compensation	3,222	4,669
Non-cash (gain) loss on cost and equity method investments	(4,970)	398
Other non-cash losses	123	1,101
Deferred income taxes	3,181	(1,753)
Changes in operating assets and liabilities:
Accounts receivable	1,008	(8,700)
Inventories	(11,442)	(5,956)
Prepaid expenses and other assets	2,810	1,853
Accounts payable	22,466	13,146
Accrued expenses	(6,031)	4,401
Income taxes payable	(1,568)	5,762
Net cash provided by operating activities	46,122	38,625
Cash flows from investing activities:
Acquisition of property, plant and equipment	(10,959)	(12,787)
Proceeds from sale of property, plant and equipment	898	459
Purchase of cost and equity method investments	—	(260)
Net cash used in investing activities	(10,061)	(12,588)
Cash flows from financing activities:
Principal payments of long-term debt	(50,032)	(79,151)
Proceeds from issuance of long-term debt	—	50,000
Proceeds from the exercise of stock options	1,006	7,449
Payment of debt issuance costs	—	(1,789)
Withholding tax paid related to stock-based compensation	(2,188)	—
Net cash used in financing activities	(51,214)	(23,491)
Effect of foreign currency exchange rates on cash and cash equivalents	545	219
Net increase (decrease) in cash and cash equivalents	(14,608)	2,765
Cash and cash equivalents, beginning of period	44,096	52,116
Cash and cash equivalents, end of period	$29,488	$54,881

Non-GAAP Reconciliations

Table A: Net Income (Loss) and Diluted EPS Reconciliation
(in thousands except per share amounts)

	Three Months Ended
	March 30, 2018			March 31, 2017
	Pre-Tax	Net Income	Per Diluted Share	Pre-Tax	Net Income (Loss)	Per Diluted Share
As reported (GAAP)	$12,209	$8,118	$0.25	$(4,195)	$(4,339)	$(0.14)
Adjustments:
Amortization of intangibles(a)	11,713	9,304	0.29	10,978	7,746	0.24
IP related litigation (SG&A)(a)(b)	321	254	0.01	377	245	0.01
Strategic reorganization and alignment (OOE)(a)(c)	3,492	2,779	0.09	—	—	—
Manufacturing alignment to support growth (OOE)(a)(d)	513	369	0.01	—	—	—
Consolidation and optimization expenses (OOE)(a)(e)	605	473	0.01	2,395	1,899	0.06
Acquisition and integration expenses (OOE)(a)(f)	—	—	—	4,820	3,133	0.10
Asset dispositions, severance and other (OOE)(a)(g)	667	489	0.02	4,556	2,957	0.09
(Gain) loss on cost and equity method investments, net(a)	(4,970)	(3,926)	(0.12)	398	259	0.01
Loss on extinguishment of debt(a)(h)	1,057	835	0.03	1,559	1,013	0.03
Tax adjustments(i)	—	1,021	0.03	—	—	—
Adjusted (Non-GAAP)	$25,607	$19,716	$0.61	$20,888	$12,913	$0.41

Diluted weighted average shares for adjusted EPS(j)		32,423			31,685

(a)	The difference between pre-tax and net income (loss) amounts is the estimated tax impact related to the respective adjustment. Net income amounts are computed using a 21% U.S. tax rate (35% U.S. tax rate for 2017 periods), and the statutory tax rates in Mexico, Germany, France, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of NOLs. Amortization of intangibles and OOE expense have also been adjusted to reflect the estimated impact relating to our disallowed deduction of the GILTI tax, as described in note (i) below. Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b)	In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and again in the third quarter of 2017 that resulted in a jury awarding damages in the amount of $37.5 million. In March 2018, the court vacated that damage award and ordered a new trial on damages, which is scheduled for January 2019. To date, no gains have been recognized in connection with this litigation.

(c)	As a result of the strategic review of our customers, competitors and markets we undertook during the fourth quarter of 2017, we began to take steps to better align our resources in order to invest to grow, protect, preserve and to enhance the profitability of our portfolio of products. This will include focusing our investment in RD&E and manufacturing, improving our business processes and redirecting investments away from projects where the market does not justify the investment. As a result, during the first quarter of 2018 we incurred charges related to this strategy, which primarily consisted of severance and fees for professional services.

(d)	In 2017, we initiated several initiatives designed to reduce costs, improve operating efficiencies and increase manufacturing capacity to accommodate growth. The plan involves the relocation of certain manufacturing operations and expansion of certain of our facilities.

(e)	During 2018 and 2017, we incurred costs primarily related to the closure of our Clarence, NY facility and the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico.

(f)	Reflects acquisition and integration costs related to the acquisition of Lake Region Medical, which occurred in October 2015.

(g)	Amounts for 2017 primarily include expenses related to our CEO and CFO transitions.

(h)	Represents debt extinguishment charges in connection with pre-payments made on our Term B Loan Facility which are included in interest expense.

(i)	Tax adjustments primarily includes the estimated impact relating to our disallowed deduction of the GILTI tax, as mandated by the Tax Reform Act. This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. NOLs, and will be eliminated once the Company’s U.S. NOLs are fully utilized, which is expected to be in approximately three to five years. This adjustment makes our Adjusted Diluted EPS more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

(j)	The diluted weighted average shares for adjusted EPS for the three month period ended March 31, 2017 includes 669,000 of potentially dilutive shares not included in the computation of diluted weighted average common shares for GAAP diluted EPS purposes because their effect would have been anti-dilutive in that period.

Table B: EBITDA and Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended
	March 30, 2018	March 31, 2017
Net Income (loss) (GAAP)	$8,118	$(4,339)

Interest expense	26,445	28,893
Provision for income taxes	4,091	144
Depreciation	14,621	13,628
Amortization	11,713	10,978
EBITDA	64,988	49,304
IP related litigation	321	377
Stock-based compensation (excluding OOE)	3,218	2,406
Strategic reorganization and alignment	3,492	—
Manufacturing alignment to support growth	513	—
Consolidation and optimization expenses	605	2,395
Acquisition and integration expenses	—	4,820
Asset dispositions, severance and other	667	4,556
Non-cash (gain) loss on cost and equity method investments	(4,970)	398
Adjusted EBITDA (Non-GAAP)	$68,834	$64,256

Table C: Organic Sales Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Foreign Currency(a)	Non-GAAP Organic Growth
QTD Change (1Q 2018 vs. 1Q 2017)
Medical Sales
Cardio & Vascular	10.6%	(1.2)%	9.4%
Cardiac & Neuromodulation	4.9%	—	4.9%
Advanced Surgical, Orthopedics & Portable Medical	15.8%	(4.3)%	11.5%
Total Medical Sales	10.5%	(1.8)%	8.7%
Non-Medical Sales	12.0%	—	12.0%
Total Sales	10.5%	(1.7)%	8.8%

(a)	First quarter 2018 Cardio & Vascular and Advanced Surgical, Orthopedics & Portable Medical product line sales were positively impacted by $1.5 million and $4.5 million, respectively, due to foreign currency exchange rate fluctuations.

 Table D: Non-GAAP Organic Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Non-GAAP Adjustment(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (1Q 2018 vs. 1Q 2017)
EBITDA	31.8%	(24.7)%	(0.3)%	6.8%
Net Income	NM	52.7%	(4.5)%	48.2%
Diluted EPS	NM	48.8%	(3.3)%	45.5%

(a)	Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.

(b)	Represents the impact to our growth rate due to changes in foreign currency exchange rates realized in income and reported in other loss, net in the consolidated statement of operations.

(NM)	Calculated change not meaningful.

Table E: Supplemental Financial Items Affecting Cash Flow
(dollars in millions)

	2018 Outlook	2017 Actual
Capital Expenditures	$50 - $55	$47
Depreciation and Amortization	$106 - $108	$103
Stock-Based Compensation	$10 - $12	$15
Other Operating Expense	$10 - $15	$37
Adjusted Effective Tax Rate	21% - 24%	20%
Cash Tax Payments	$13 - $15	$9